FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (the “Amendment”) made and entered into on this the 24th day of March, 2010, by and between MITCHAM INDUSTRIES, INC., as “Borrower,” and FIRST VICTORIA NATIONAL BANK, as “Lender,” to amend, ratify and confirm that certain Loan Agreement (the “Loan Agreement”) among the parties hereto dated the 24th day of September, 2008, governing the terms of a line of credit as therein described and evidenced by a promissory note of even date therewith in the original principal sum of $25,000,000.00 (the “Loan”).

In consideration of their mutual warranties, covenants and agreements contained herein, and in said Loan Agreement and Lender’s renewal and extension of the existing line of credit to Borrower evidenced by the herein described promissory note, Borrower and Lender hereby warranty, covenant and agree as follows:

1. Borrower acknowledges, represents, warrants, and agrees that Borrower is presently indebted to Lender in the amount of the current principal balance of $18,550,000 owing on the promissory note described in Paragraph II.A. of the Loan Agreement and any accrued interest thereon, and that Borrower has no defenses, rights of set off, counterclaims, causes of action or any other bars to enforcement of the obligations governed by the Loan Agreement or this amendment thereto.

2. Borrower is the Borrower under the Loan Agreement. All of the warranties of Borrower relating to Borrower’s corporate existence, good standing and authority to enter into this transaction as set forth in the Loan Agreement are hereby renewed, restated and confirmed, both as of the date of the Loan Agreement and the date of this Amendment thereto.

3. The promissory note described in Paragraph II.A. of the Loan Agreement will be modified to extend the maturity of the principal of the Loan to April 30, 2011, in accordance with the terms of the Modification Agreement that is attached hereto and made a part of this Amendment. Borrower will execute and deliver to Lender the Modification Agreement in the form and on the terms as set forth on Exhibit A.

4. All advances of principal of the Loan after the date of this Amendment will be in increments of $500,000.00 or multiples thereof, subject to the other limitations of the Loan Agreement.

5. In addition to the other obligations of Borrower under the Loan Agreement, Borrower will pay to Lender a commitment fee in the amount of $15,000.00 as consideration for the modification of the terms of the Loan set forth in this Amendment and in the Modification Agreement. This commitment fee will be due and payable to Lender on the date of this Amendment.

6. The Frost National Bank may issue letters of credit requested by Borrower pursuant to Section V.B. of the Loan Agreement, subject to the approval of Lender and The Frost National Bank. Any amounts drawn or available to be drawn on any letter of credit issued by The Frost National Bank pursuant to the Loan Agreement will reduce the amount of the principal of the Loan which is available to be advanced by Borrower. Any amounts drawn under any letter of credit issued by The Frost National Bank will be immediately reimbursed by Lender to The Frost National Bank by an advance or advances from the principal of the Loan in the same manner provided in Section V.B. for draws on any letter of credit issued by Lender pursuant to the Loan Agreement. Neither Lender nor The Frost National Bank will have any obligation to issue any letter of credit that is not acceptable to the issuer as to form, terms, and conditions.

7. Borrower will pay, in addition to the fees prescribed in the Loan Agreement for issuance of any letter of credit, any fees assessed by any other bank or other parties to the letter of credit transaction.

8 The Loan shall be governed by and subject to all of the terms, covenants and conditions of the Loan Agreement, as amended, and by the terms of the promissory note (as amended by the Modification Agreement), and be secured by the same liens, assignments and security interests as are provided in said notes and the Loan Agreement, as amended, and in the security documents referenced therein.

9. Borrower and Lender hereby renew, ratify, and confirm all of the warranties, covenants and agreements contained in the Loan Agreement except to the extent modified by the terms of this Amendment thereto. The Loan Agreement, as so amended, and the documents referenced therein constitute the sole and only agreement of the parties hereto and supersedes any prior oral understandings or agreements between the parties respecting the subject matter of this agreement. This Amendment, together with the Loan Agreement and all prior amendments thereto, shall apply to and govern the extensions of credit described herein and all renewals, extensions and rearrangements of such indebtedness of Borrower to Lender.

EXECUTED on the date first hereinabove mentioned in Victoria, Victoria County, Texas.

MITCHAM INDUSTRIES, INC.

By /s/ Billy F. Mitcham, Jr.
Billy F. Mitcham, Jr.
Its: President BORROWER

FIRST VICTORIA NATIONAL BANK

By: /s/ Herschel Vansickle
Herschel Vansickle
Its: Sr. Vice President

LENDER

EXHIBIT A

MODIFICATION AGREEMENT

THAT WHEREAS, MITCHAM INDUSTRIES, INC., a Texas corporation, hereinafter referred to as “Borrower,” executed a promissory note to First Victoria National Bank, hereinafter referred to as “Lender,” in the original principal sum of Twenty-Five Million Dollars ($25,000,000.00), dated the 24th day of September, 2008, and bearing interest at the Wall Street Journal prime rate determined daily, as therein provided and evidencing a revolving line of credit providing for multiple advances, repayment and re-advances within the limits of such original principal sum; and

WHEREAS, the said note is governed by the terms of a Loan Agreement of even date therewith between Borrower and Lender and secured as provided in said Loan Agreement; such security including but not limited to the liens and security interests described in a Security Agreement of the same date between Borrower and Lender covering all of the assets of Borrower as described therein and a Lease and Rental Assignment of the same date covering equipment leases as described therein, to which reference is heremade for a more particular description of the same;

WHEREAS, Lender is the present owner and holder of said note, which has a principal balance of $18,550,000 as of the date hereof; and

WHEREAS, the Borrower and Lender now wish to enter into the following agreement to modify the terms of the aforementioned note according to the following terms, and to confirm, ratify, renew, and carry forward the lien and security interests securing same:

NOW, THEREFORE, it is hereby agreed by Borrower and Lender that the above described note shall be modified and extended as hereinafter provided. The principal amount of said note shall continue to bear interest from the date of advance until paid at the prime rate published in the Wall Street Journal as being the base rate on corporate loans established by a selected number of the largest banks in the United States, as such rate is determined daily by Lender. No representation is made that such base rate is the lowest or best rate charged by any bank to its customers. In the event the prime rate published by the Wall Street Journal should cease to be available for any reason, Lender shall select an index comparable to such rate to determine the rate of interest on this note.

Notwithstanding any other provision in this note or any other loan document to the contrary, Lender shall not charge or collect and Lender does not intend to contract for interest in excess of that permitted by law for loans of this kind by Lender, and to prevent such occurrence, Lender will, at maturity or an earlier final payment of this note, determine the total amount of interest that can be lawfully charged or collected by applying the highest lawful rate of interest to the full periodic balances of principal for the period each is outstanding and unpaid and compare such amount with the total interest that has accrued under the terms of said note, and, if necessary, to prevent usury, reduce the total amount of interest payable by Borrower to the lesser amount. If the amount of interest that has been collected exceeds the lawful amount, Lender shall either make direct refund of such excess to Borrower or credit it against other sums owed by Borrower to Lender, whichever Lender deems appropriate. If at any time the rate of interest provided for in this note shall exceed the highest lawful rate, then any subsequent adjustment in the rate of interest on this note under the terms hereof will not reduce the rate of interest below the highest lawful rate until the total amount of interest accrued on this note equals the amount of interest, which would have accrued if there had been no limitation to the highest lawful rate. As used herein, the term “highest lawful rate” means the greatest of the rates of interest from time to time permitted under applicable law. The interest rate for this Note is computed on a 365/365 simple interest basis; that is, by applying the ratio of the annual interest rate over the number of days in a year, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

In the event of default in the payment of said note as it becomes due or is declared to be due, this note will bear interest at the highest lawful rate from the date of such default until paid. All past due interest shall bear interest at the same rate as the principal.

Borrower and Lender further agree that advances and re-advances following repayment of principal up to the amount of said note will continue to be made to Borrower from time to time until the maturity of said note in accordance with Loan Agreement between the parties.

Borrower and Lender further agree that henceforth all interest accruing on the amounts of principal advanced will be due in thirteen (13) consecutive monthly installments in the amount of the accrued and unpaid interest on the date each such installment is due. The first of such installments of interest after the effective date of this Agreement shall be due on the 30th day of March, 2010, and a like installment shall be due on the same day of each succeeding calendar month thereafter until the 30th day of April, 2011, when the entire principal balance of said note and any remaining accrued and unpaid interest will be due.

Borrower and Lender further agree that all liens, rights, and remedies heretofore held by Lender to secure the payment of said note will be extended and brought forward as security for the payment of said note according to the above terms.

Contemporaneous with the making of this Agreement, Borrower and Lender have entered into the Amendment to the Loan Agreement of the same date. The indebtedness evidenced by said note and other indebtedness described in the Loan Agreement will continue to be subject to and governed by the Loan Agreement, as amended, and will continue to be secured as described in the Loan Agreement and in said note. Nothing in this Agreement shall operate to release, waive or diminish any of the security, rights, or remedies of Lender under the terms of the Loan Agreement or any security instrument. In all other respects, this Amendment and the Amendment to the Loan Agreement constitute the entire agreement of the parties hereto with respect to the modification of the promissory note described herein and supersede all prior or contemporaneous oral or written representations, understandings, or agreements as to the same subject matter.

As the term “Lender” is used in this agreement, it shall be construed to refer to Lender or to any current owner of said note, if other than Lender.

Borrower and Lender agree that, except as modified by this agreement, said note shall continue in full force and effect and the same are hereby expressly ratified and confirmed by Borrower in all respects. This agreement is made for the purposes of renewing, extending and continuing the unpaid balance owing on said note and the liens securing same and is not intended to be in extinguishment or in lieu of said note and liens.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED this the        day of March, 2010, to be effective on the 24th day of March, 2010.

MITCHAM INDUSTRIES, INC.

By—

Billy F. Mitcham, Jr.

Its: President

BORROWER

FIRST VICTORIA NATIONAL BANK

By—

Its—

LENDER

STATE OF TEXAS		§
COUNTY OF WALKER	§

This instrument was acknowledged before me on      , 2010, by Billy F. Mitcham, Jr., as President of Mitcham Industries, Inc., on behalf of said corporation.

Notary Public, State of Texas

STATE OF TEXAS	§
COUNTY OF VICTORIA	§

This instrument was acknowledged before me on      , 2010, by      , as        of First Victoria National Bank, on behalf of said corporation.

Notary Public, State of Texas